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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

April 27, 2004
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

AMKOR TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29472	23-1722724
(State of other jurisdiction of incorporation)	(Commission Identification Number)	(IRS Employer Identification Number)

1345 ENTERPRISE DRIVE
WEST CHESTER, PA 19380
(Address of principal executive offices and zip code)

(610) 431-9600
(Registrant’s telephone number, including area code)

Table of Contents

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

99.1	Text of Press Release dated May 5, 2004

ITEM 12. DISCLOSURE OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

The purpose of this Form 8-K/A is to amend our Form 8-K filed on April 27, 2004. The information provided in this Form 8-K report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference in any filings under the Securities Act of 1933, as amended, unless specifically stated so therein.

On April 27, 2004, Amkor announced its financial results for the three months ended March 31, 2004 and certain other information. Subsequently, on May 5, 2004, Amkor announced that it reached resolution with Koninklijke Philips Electronics (“Philips”) on pending litigation involving allegedly defective epoxy mold compound manufactured by Sumitomo Bakelite (“Sumitomo”). This resolution was reached on April 29, 2004. Amkor has agreed to pay Philips $1.5 million plus a contingent amount ranging between $0.0 and $2.0 million based on the resolution of Philips’ claims against Sumitomo. The trial of Philips’ claims against Sumitomo is scheduled to start on August 2, 2004.

In accordance with U.S. generally accepted accounting principles, Amkor is revising its previously announced earnings for its first quarter ended March 31, 2004 by recording the $1.5 million payment to Philips as a pre-tax charge for such quarter, as reflected in Amkor’s Report on Form 10-Q filed with the Securities and Exchange Commission on March 5, 2005. As a result of this charge, Amkor’s net income for the quarter ended March 31, 2004 is $10.9 million, or $0.06 per share, compared with $12.2 million, or $0.07 per share, as reported on April 27, 2004.

Exhibit Index:

99.1 Text of Press Release dated May 5, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMKOR TECHNOLOGY, INC.

	By:	/s/ KENNETH T. JOYCE

Kenneth T. Joyce Chief Financial Officer

Dated: May 5, 2004